Exhibit 10.8

SEVENTH AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL
SINGLE-TENANT LEASE – NET

THIS SEVENTH AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE – NET (this “Seventh Amendment”) is entered into as of December 29, 2023, and made effective as of November 1, 2023, by and between SMOKY HOLLOW INDUSTRIES, LLC, a California limited liability company (“Lessor”), and BEYOND MEAT, INC., a Delaware corporation formerly known as Savage River, Inc. (“Lessee”).
RECITALS
A.    Lessor and Lessee entered into that certain AIR Commercial Real Estate Association Standard Industrial/Commercial Single-Tenant Lease – Net dated (for reference purposes only) January 18, 2017 (the “Initial Lease”), as amended by that certain: (a) Amendment to Lease dated as of July 21, 2021 (the “First Amendment”), (b) Lease Extension Letter dated July 28, 2021 from Lessee to Lessor (the “Extension Letter”); (c) Amendment to First Amendment dated as of January 27, 2022 (the “Second Amendment”); (d) 3rd Amendment to Lease dated as of March 28, 2022 (the “Third Amendment”); (e) 4th Amendment to Lease dated as of May 23, 2022 (the “Fourth Amendment”); (f) 5th Amendment to Lease dated as of June 21, 2022 (the “Fifth Amendment”); and (g) 6th Amendment to Lease dated as of August 30, 2022 (the “Sixth Amendment”). The Initial Lease, the First Amendment, the Extension Letter, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and the Sixth Amendment are collectively defined as the “Original Lease”.
B.    Pursuant to the terms of the Original Lease, Lessor currently leases to Lessee, and Lessee leases from Lessor, certain premises consisting of approximately 30,000 rentable square feet of space within the building located at 1325 E. El Segundo Boulevard, El Segundo, California (the “Premises”) and has the exclusive right to use certain parking stalls (i) in the parking garage at 1310 E. Franklin Avenue, El Segundo, California (the “Garage”), which is immediately to the north of the Premises, and (ii) at the Building’s south parking lot (the “South Lot”) as is depicted on Exhibit “A” attached hereto, all as more particularly described in the Original Lease.
C.    Lessee relocated most of the business operations conducted at the Premises to 888 Douglas Street, El Segundo, California and no longer requires the Premises in their entirety or the related exclusive parking rights on the South Lot.
D.    Lessor and Lessee desire to amend the Original Lease to, among other things, provide for Lessee’s surrender to Lessor approximately 13,700 rentable square feet of the Premises and the relinquishment of the exclusive right to use the parking stalls on the South Lot in the Garage, which is immediately to the north of the Building, all in accordance with the terms and conditions set forth in this Seventh Amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:
1.Defined Terms. All capitalized terms used herein but not specifically defined in this Seventh Amendment shall have the meanings ascribed to such terms in the Original Lease. The term “Lease”, as used in this Seventh Amendment, shall refer to the Original Lease, as amended by this Seventh Amendment.

2.Reduction of Premises.
(a)Upon the satisfaction of the applicable terms and conditions set forth in this Seventh Amendment, effective as of 12:00 a.m. on November 1, 2023 (the “Surrender Date”), (i) the Premises shall no longer include that portion of the Premises consisting of approximately 13,700 rentable square feet within the Building (such surrendered portion is collectively defined as the “Surrendered Space”), and (ii) the Premises shall include only the Premises less the Surrendered Space, which remaining Premises comprises of approximately 16,300 rentable square feet of space (the “Remaining Premises”) and is generally depicted on Exhibit “A” attached hereto. Accordingly, on the Surrender Date, all references in the Lease to “Premises” shall mean and solely refer to the Remaining Premises.
(b)Lessor and Lessee hereby acknowledge and agree that the amounts of the rentable square footages of the Surrendered Space and the Remaining Premises in Section 2(a) above are not representations or warranties of the exact number of rentable square feet therein but rather are only reasonable approximations. Lessor and Lessee hereby acknowledge that the Base Rent or any other amount payable by Lessee is not subject to revision whether or not the actual rentable square footages are more or less than such approximations; except, that, from and after the Surrender Date, payments under the Lease other than Base Rent that apply to the Project in its entirety (rather than applying exclusively to the Remaining Premises) shall be modified so Lessee pays its proportionate share of such payment, determined by dividing the rentable square footage of the Remaining Premises with the rentable square footage of the Premises (prior to the Surrender Date) and multiplying by 100. The Parties acknowledge that Lessee’s proportionate share for such costs and expenses shall be 54.33% (“Lessee’s Share”) (i.e., (16,300 / 30,000) x 100).
3.Surrender of a Portion of the Premises; Access to Premises.
(a)Upon the satisfaction of the applicable terms and conditions set forth in this Seventh Amendment, Lessee shall vacate, return exclusive possession of, and, subject to the terms of this Article 3 below, surrender the Surrendered Space to Lessor with all improvements thereon on or before the Surrender Date in the condition required by the terms of the Original Lease (except as otherwise set forth in this Seventh Amendment) and with all improvements therein (including the refrigeration units and other “specialized and unique improvements” (as used in Paragraph 64 of the Initial Lease)) installed by or on behalf of Lessee in good condition and repair. From and after the Surrender Date, the Lease (as it relates to the Surrendered Space only) shall terminate and be of no further force or effect, and neither Lessor nor Lessee (nor any subtenants, licensees or assignees of Lessee) thereafter shall have any rights, duties, or obligations to one another in connection with the Surrendered Space except for the following (collectively, the “Surviving Obligations”): (a) Lessee’s obligation to pay Real Property Taxes respecting the Surrendered Space for the period July 1, 2023 to October 31, 2023; and (b) Lessor’s and Lessee’s respective obligations under the Lease respecting the Surrendered Space that survive the expiration or earlier termination of the Lease (including, without limitation, the indemnification obligations contained in the Lease). Notwithstanding anything in the Original Lease and this Seventh Amendment to the contrary, Lessor and Lessee have inspected the Surrendered Space and acknowledge that (1) the Surrendered Space is in the condition required by the Lease upon surrender, (2) the refrigeration units and other “specialized and unique improvements” in the Surrendered Space (i) are in good working order, condition, and repair, and (ii) do not have to be removed from the Surrendered Space.
(b)Lessee acknowledges and agrees that, in connection with the surrender of the Surrendered Space, at any time prior to the Surrender Date or at any time thereafter but upon not less than two (2) business days’ advanced written notice to Lessee and any occupant at the Premises, (i) Lessor may seal and/or lock any common doors or openings shared between the Surrendered Space and the Remaining Premises, so as to restrict Lessee's access to the Surrendered Space, and (ii) Lessor shall have the right to access and enter the Surrendered Space and other portions of the Remaining Premises at all reasonable times in order to prepare the Surrendered Space for occupancy by a new tenant and/or occupant, all as determined by Lessor. Lessor and Lessee expressly acknowledge and agree that: (x) Lessor intends to, among other things, perform all work necessary, in Lessor’s sole judgment, to demise the Surrendered Space from the Remaining Premises, which work may create noise and dust or may leave debris in the Surrendered Space and Remaining Premises; and (y) subject to the remaining provisions of this Section 3(b), Lessee hereby agrees that such demising work and Lessor's reasonable actions in connection with such demising work shall not constitute a constructive eviction of Lessee or entitle Lessee to any abatement of rent or damages from Lessor. Lessee agrees to use commercially reasonable efforts to provide Lessor with access to any portions of the Remaining Premises and, to the extent under Lessee’s control, the Surrendered Space, to perform the acts described above in this Section 3(b) upon not less than two (2) business days’ prior written notice requesting such access. Notwithstanding anything to the contrary set forth above in this Article 3, in connection with the work Lessor contemplates performing as described above in this Section: (1) Lessor shall use its commercially reasonable efforts to (a) minimize the creation of noise, dust, and debris in the Remaining Premises, and (b) minimize the disruption in the use of the Remaining Premises by Lessee or any other occupant; and (2) Lessor shall not limit access to the Remaining Premises except as set forth in sub-clause (i) above of this Section.
4.Mutual Release.
(a)Effective on the Surrender Date and upon satisfaction of the applicable terms and conditions set forth in this Seventh Amendment and except as set forth in Section 4(e) below, Lessor, on behalf of itself and its officers, members, managers, agents, employees, attorneys, and representatives (collectively, the “Releasing Landlord Parties”) hereby releases, acquits, and forever discharges Lessee and its subsidiaries, affiliates, partners, shareholders, directors, officers, agents, employees, attorneys, and representatives, as well as the respective heirs, personal representatives, successors, and assigns of any and all of them (collectively, the “Released Tenant Parties”) from any and all losses, damages, claims, demands, debts, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets, expenses (including, without limitation, court costs, the deductible amount of any insurance, attorneys’ fees, charges, and disbursements), and liabilities of any kind or character whatsoever (each a “Loss” and collectively, “Losses”), known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, which the Releasing Landlord Parties ever had, now have, or might hereafter have, against the Released Tenant Parties, jointly or severally, for or by reason of any matter, cause or thing whatsoever, occurring prior to the Surrender Date, which relates to, in whole or in part, directly or indirectly: (a) the relationship between the Parties as landlord and tenant respecting the Surrendered Space only; (b) the Lease respecting the Surrendered Space only; and (c) the Surrendered Space; in each case, excepting only the rights created or reserved by this Seventh Amendment.
(b)Effective on the Surrender Date and upon satisfaction of the applicable terms and conditions set forth in this Seventh Amendment and except as set forth in Section 4(e), Lessee, on behalf of itself and its officers, directors, shareholders, agents, employees, attorneys, agents, and representatives (collectively, the “Releasing Tenant Parties”, and with the Releasing Landlord Parties, the “Releasing Parties”) hereby releases, acquits, and forever discharges Lessor and its subsidiaries, affiliates, members, managers, partners, agents, employees, attorneys, and representatives, as well as the respective heirs, personal representatives, successors, and assigns of any and all of them (collectively, the “Released Landlord Parties” and with the Released Tenant Parties, the “Released Parties”) from any and all Losses, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, which the Releasing Tenant Parties ever had, now have or might hereafter have, against the Released Landlord Parties, jointly or severally, for or by reason of any matter, cause or thing whatsoever, occurring prior to the Surrender Date, which relates to, in whole or in part, directly or indirectly: (i) the relationship between the Parties as landlord and tenant respecting the Surrendered Space only; (ii) the Lease respecting the Surrendered Space only; and (iii) the Surrendered Space; in each case, excepting only the rights created or reserved by this Seventh Amendment.
(c)Each of the Releasing Parties acknowledges that he, she, or it has been informed by his, her, or its attorneys of the provisions of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits that he, she, or it has or may have, or had under that section (and under any and all similar provisions contained in the law of any and all other jurisdictions, within and without the United States), respecting the Losses released in this Article 4, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF

KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

______ Lessor’s Initials	______ Lessee’s Initials

(d)Each of the Releasing Parties acknowledges that it may hereafter discover facts or law different from or in addition to those it now knows or believes to be true in respect to the Losses released in this Article 4. Each of the Releasing Parties agrees that the releases in this Article 4 shall be and remain in effect as complete, general, and mutual releases as to the matters released, notwithstanding any such additional facts or law.
(e)It is the express intention of the Releasing Parties and the Released Parties, and each of them, that the Losses released pursuant to this Article 4 above do not include Losses, if any, which arise from, pertain to, or are based upon: (1) the Surviving Obligations (as limited by the last sentence of Section 3(a) above); (2) a breach of this Seventh Amendment, including, without limitation, a breach of any representations and warranties set forth in this Seventh Amendment; (3) a breach of the Lease respecting the Remaining Premises; or (4) the Remaining Premises.
5.Parking. Notwithstanding anything in the Original Lease to the contrary but subject to Lessee’s exclusive right to use certain parking stalls and storage area in the Garage hereunder and pursuant to that certain Parking Lease Agreement, dated February 24, 2020, by and between Lessor and Lessee, as amended, from and after the Surrender Date, Lessee shall not be entitled to any exclusive parking rights at the Project, it being expressly acknowledged and agreed that: (a) Lessor shall ensure Lessee has available to it each and every day the minimum number of parking stalls required by applicable law, respecting Lessee’s use of the Remaining Premises, at the South Lot; (b) Lessor shall not grant to any other tenant or occupant at the Project exclusive parking rights at the South Lot during the Term; and (c) Lessee shall only have the right to use the parking stalls at the South Lot in common with other tenants at the Project on a non-exclusive, first-come first-served basis.
6.Base Rent. Except as set forth in this Seventh Amendment, Lessee shall continue to pay Base Rent (and perform all other obligations as “Lessee” under the Lease, including the duty to maintain insurance coverage as set forth therein) for the Surrendered Space until the Surrender Date in accordance with the terms and conditions of the Original Lease. Beginning on the Surrender Date and continuing through the Expiration Date (i.e., January 31, 2024), the monthly Base Rent payable by Lessee under the Lease shall be solely for the Remaining Premises and is set forth in the column entitled “Monthly Base Rent (Surrender Date to Expiration Date)” in the Base Rent schedule set forth on Schedule “1” attached to this Seventh Amendment and made a part hereof. Such monthly Base Rent for the Remaining Premises shall be payable in accordance with the terms and conditions of the Original Lease and shall be in addition to all other amounts due under the Lease (including, without limitation, Lessee’s Share of Insurance and Real Property Taxes for the Remaining Premises only, and any amounts due and payable on account of any holdover by Lessee).
7.Utilities. Upon satisfaction of the applicable terms and conditions of this Seventh Amendment, Lessee shall use commercially reasonable efforts to transfer utility services (i.e., electricity, natural gas, water, sewer, and fire alarm) serving the Premises to Lessor, effective as of the Surrender Date and to the extent such utility services are transferable. Upon transfer of such utilities, Lessor will invoice Lessee for its fair share of such utilities relating to the Remaining Premises only, as determined by Lessor in its reasonable discretion taking into account Lessee’s occupancy of the Remaining Premises, use of the Remaining Premises, and square footage of the Remaining Premises, and Lessee shall promptly pay for its share of such utilities upon its receipt of a written invoice from Lessor for the same; except, that, Lessee’s share of such utilities shall never exceed, on a per utility bill basis, an amount equal to the product of the total charge listed on such utility bill and 54.33% (i.e., Lessee’s Share). If Lessee is unable transfer utility services to Lessor in accordance with this Article 7 because the utilities are non-transferable, then Lessee shall deliver copies of the applicable periodic utility bill(s) to Lessor upon its receipt, Lessee shall pay the entire amount stated in such utility bill(s), and for any period from and after the Surrender Date, Lessor shall promptly reimburse Lessee for its fair share of such utilities relating to the Surrender Space, as determined by Lessor in its reasonable discretion taking into account the occupancy of the Surrender Space, use of the Surrender Space, and square footage of the Surrender Space.
8.Representations and Warranties.
(a)Representations and Warranties of Lessee. As of the date of this Seventh Amendment:
(i)Lessee represents and warrants to Lessor that Lessee (1) has employed independent attorneys to evaluate this Seventh Amendment, (2) has read and fully understands all the provisions of this Seventh Amendment, (3) has had the opportunity to consult with such independent attorneys in connection with this Seventh Amendment (including, without limitation, the releases, rights and obligations set forth herein), (4) has been fully advised by such attorneys respecting the releases, rights, and obligations set forth in this Seventh Amendment, (5) is voluntarily entering into this Seventh Amendment, and (6) has not relied on any statement, representation, or advice of Lessor or the attorneys or agents employed by Lessor in entering into this Seventh Amendment.
(ii)Lessee represents and warrants to Lessor that the person signing on behalf of Lessee has full power and authority to enter into this Seventh Amendment and the person signing on behalf of Lessee has been fully authorized to do so by all necessary corporate action on the part of Lessee.
(iii)Lessee represents and warrants that it has not assigned or transferred (or purported to transfer or assign) to any person or entity, any Losses released by this Seventh Amendment.
(iv)Lessee represents, warrants, and certifies to Lessor that, (1) to Lessee’s knowledge, Lessor is not in default under the Lease, (2) to Lessee’s knowledge, Lessee does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when same becomes due; (3) to Lessee’s knowledge, Lessor is holding an amount equal to $150,000.00 as the Security Deposit under the Lease; and (4) Lessee has no remaining options to extend the Term.
(v)Lessee represents and warrants that it has no remaining option to extend the Term.
(vi)As used in this Section 8(a), the term “Lessee’s knowledge” shall mean the actual, personal knowledge of, and only of, Bernard Susai, with no imputation of knowledge and no duty of investigation or inquiry.
(b)Representations and Warranties of Lessor. As of the date of this Seventh Amendment:
(i)Lessor represents and warrants to Lessee that Lessor (1) has employed independent attorneys to evaluate this Seventh Amendment, (2) has read and fully understands all the provisions of this Seventh Amendment, (3) has had the opportunity to consult with such independent attorneys in connection with this Seventh Amendment (including, without limitation, the releases, rights and obligations set forth herein), (4) has been fully advised by such attorneys respecting the releases, rights, and obligations set forth in this Seventh Amendment, (5) is voluntarily entering into this Seventh Amendment, and (6) has not relied on any statement, representation, or advice of Lessee or the attorneys or agents employed by Lessee in entering into this Seventh Amendment.
(ii)Lessor represents and warrants to Lessee that the person signing on behalf of Lessor has full power and authority to enter into this Seventh Amendment and the person signing on behalf of Lessor has been fully authorized to do so by all necessary corporate or partnership action on the part of Lessor.

(iii)Lessor represents, warrants, and certifies to Lessee that, to Lessor’s knowledge, Lessee is not in default under the Lease.
(c)Lessor and Lessee each agree to indemnify, hold harmless, and defend the other Party from and against any and all Losses asserted against or suffered by the other Party arising out of, related to, or caused by the breach or inaccuracy of any representation or warranty under this Seventh Amendment by the other Party. This Section 8(c) shall survive the termination of the Lease.
9.Broker. If Lessee or Lessor has dealt with any broker, agent, or other person, such Party hereto shall be solely responsible for the payment of any fees due said person or firm and such Party hereto shall protect, indemnify, hold harmless and defend the other Party from any liability in respect thereto.
10.Invalidity of Provisions. If any provision of this Seventh Amendment is found to be invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of any such provision shall not affect the validity and enforceability of the remaining provisions hereof as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term of or other provision is invalid, illegal, or incapable of being enforced, the affected Parties shall negotiate in good faith to modify this Seventh Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner so the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
11.Miscellaneous. The captions of Articles of this Seventh Amendment are for convenience only and do not limit or amplify the terms and provisions of this Seventh Amendment. Lessor and Lessee each agree to promptly execute, acknowledge, and deliver to the other such further instruments and take such further actions as may be reasonably required to carry out and effectuate the intent and purpose of this Seventh Amendment. If a Party brings an action or suit against the other Party to enforce any provisions of this Seventh Amendment, the prevailing party in such action or suit shall be entitled to have and recover from the other Party, in addition to damages, equitable or other relief, all costs and expenses of the action or suit and any appeals therefrom, including reasonable attorneys’ fees and court costs and costs of expert witnesses, and fees incurred to enforce any judgment therefrom. The Parties hereby acknowledge and agree this Seventh Amendment shall not be construed or interpreted against either of the Parties by virtue of the identity of the preparer. The Original Lease, as modified by this Seventh Amendment, constitutes the entire agreement between Lessor and Lessee regarding the subject matter set forth herein. If there is any conflict between the terms of the Original Lease and the terms in this Seventh Amendment, the terms specifically set out in this Seventh Amendment shall control. Upon the execution of this Seventh Amendment by Lessor and Lessee and the satisfaction of the applicable conditions of this Seventh Amendment, any references to “the Lease” or “this Lease” in the Original Lease shall mean the Lease as modified by this Seventh Amendment. Time is of the essence of each provision of this Seventh Amendment. This Seventh Amendment is being executed and delivered, and is intended to be performed, in Los Angeles County, California. The substantive laws of California will govern the validity, construction, and enforcement of this Seventh Amendment. Nothing in this Seventh Amendment, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity, other than the named Parties to this Seventh Amendment, any rights, remedies, obligations, or liabilities.
12.Original Lease in Full Force. Except for those provisions that are inconsistent with this Seventh Amendment, all other terms, covenants, and conditions of the Original Lease shall remain unmodified and in full force and effect. Lessor and Lessee ratify the Original Lease, as amended hereby.
13.Counterparts. This Seventh Amendment may be executed in counterparts with the same effect as if all Parties had executed the same document. All counterparts shall be construed together and shall constitute a single instrument. Further, the Parties consent and agree that this Seventh Amendment may be signed and transmitted by e-mail of a “.pdf” document or using electronic signature technology (e.g., by DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the Party so signing as a paper copy bearing such Party’s handwritten signature. The Parties further consent and agree that (1) to the extent a Party signs this Seventh Amendment using electronic signature technology, by clicking “SIGN”, such Party is signing this

Seventh Amendment electronically, and (2) the electronic signatures appearing on this Seventh Amendment shall be treated, for purposes of validity, enforceability, and admissibility, the same as handwritten signatures.
[remainder of page intentionally left blank; signature page follows]

    IN WITNESS WHEREOF, Lessor and Lessee have caused this Seventh Amendment to be executed the day and date first above written.

LESSOR:
SMOKY HOLLOW INDUSTRIES, LLC,
a California limited liability company

By: /s/ Mark Telesz
Name: Mark Telesz
Title: Manager

LESSEE:

BEYOND MEAT, INC.,
a Delaware corporation

By: /s/ Jonathan Nelson
Name: Jonathan Nelson
Title: Senior Vice President, Operations
SIGNATURE PAGE TO SEVENTH AMENDMENT TO
STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE – NET

SCHEDULE “1”

MONTHLY BASE RENT

Monthly Base Rent (Until Surrender Date)	Monthly Base Rent (Surrender Date to Expiration Date)
$44,775.00	$9,275.00

EXHIBIT “A” TO SEVENTH AMENDMENT TO
STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE – NET